EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Declares

5% Stock Dividend and

Quarterly Cash Dividend

FOR IMMEDIATE RELEASE ― York, Pennsylvania (October 10, 2012) – On October 9, 2012, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.11 per common share, payable on November 13, 2012, to shareholders of record at the close of business on October 23, 2012. Including the dividend that was just declared, cash dividends for 2012 will total $0.40 per share, representing an increase of $0.05 or 14 percent above 2011. Also on October 9, 2012, a 5% common stock dividend was declared, payable on or about December 11, 2012, to shareholders of record at the close of business on October 23, 2012.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. Application has been filed with appropriate regulatory authorities to establish a financial center at 3160 Carlisle Road, Dover, Pennsylvania. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com